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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):
   [ ] Form 10-KSB;[ ] Form 20-F;[ ] Form 11-K; [x] Form 10-QSB;[ ] Form N-SAR

For Period Ended: March 31, 2007

[ ] Transition Report on Form 10-K                    SEC FILE NUMBER
[ ] Transition Report on Form 20-F                      033-03362-D
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended: ___________________________________

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

Part I--Registrant Information

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   Full Name of Registrant:          MIGAMI, INC.
   Former Name if Applicable:        KLEENAIR SYSTEMS, INC.
   Address of Principal Executive
   Office (Street and Number):       3701 Wilshire Boulevard, Suite 507
      City, State & Zip Code         Los Angeles, CA  90010
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                        PART II--RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semiannual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                               PART III--NARRATIVE
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State below in reasonable detail the reasons why Form 10-KSB, 20-F, 11-K,
10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Registrant has experienced a delay in its process finalizing its books and preparing its financial statements for the quarter and year to date periods due to the temporary absence of the person responsible for supervising and approving such activities. In addition, the President of the Company was traveling in connection with the business of a company which is related to the Company in Asia. These untimely situations have delayed the completion of accurate and timely financial information, as well as our ability to obtain a review of our financial statements by our independent accountants by the due date.

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                           PART IV--OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification: John Park (213) 739-1700

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [ ] Yes [x]

No 12/31/06 10-K. The company anticipates filing same on 5/16/07 or 5/17/07

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  MIGAMI, INC.,

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

DATE: MAY 15, 2007                    BY: /S/ JOHN PARK
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                                         JOHN PARK, PRESIDENT AND
                                         PRINCIPAL FINANCIAL OFFICER


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.